Exhibit 10.2
EMPLOYMENT AGREEMENT
     THIS AGREEMENT (the “Agreement”) is entered into as of March 7, 2011 (the “Effective Date”), by and between Park Brady (the “Executive”) and The St. Joe Company, a Florida corporation (the “Company”).
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the service and dedication of the Executive;
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive hereby agree as follows:
1. Definitions
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under direct or indirect common control with such Person. For the purposes of this definition “control”, when used with respect to any specified Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled by” shall have the meanings correlative to the foregoing.
“Cause” means, when used with respect to the termination of the employment of the Executive by the Company, termination due to
     (a) the Executive’s continued failure to substantially perform the Executive’s employment duties (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the Executive’s part and which are not remedied in a reasonable period of time after receipt of notice from the Company;
     (b) the willful engaging by the Executive in illegal conduct or gross misconduct which causes financial or reputational harm to the Company;
     (c) the conviction of a felony or a guilty or nolo contendere plea by the Executive with respect thereto;
     (d) the material breach by the Executive of this Agreement or any of the Company’s written policies;
     (e) the habitual abuse of narcotics or alcohol by the Executive;
     (f) engaging in fraud in connection with the business of the Company or misappropriation of the Company’s funds or property; or
     (g) the Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or the Executive’s loss of any governmental or self-regulatory license that is reasonably necessary for the Executive to perform his responsibilities to the Company under this Agreement.
For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” if done, or omitted to be done, by the Executive in good faith or with reasonable belief that the Executive’s action or omission was in the best interests of the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Date of Termination” means the date of the Executive’s death, the Disability Effective Date, or the date on which the termination of the Executive’s employment by the Company for Cause or without Cause or by the Executive for Good Reason or without Good Reason is effective, as the case may be.
“Disability” means that the Executive has been unable, for the period specified in the Company’s disability plan for senior executives, but not less than a period of 180 consecutive business days, to perform the Executive’s duties under this Agreement, as a result of physical or mental illness or injury.
“Disability Effective Date” has the meaning given such term in Section 5.1.
“Employment Period” means the period commencing on March 21, 2011 and ending on the first anniversary of such date; provided, however, that commencing on the date that is six months after the date hereof and on each annual anniversary of such date (such date and each annual anniversary thereof is hereinafter referred to as the “Renewal Date”), the Employment Period shall be automatically extended without any action required of either party to this Agreement so as to terminate one year from such Renewal Date, unless at least 30 days prior to the applicable Renewal Date, either party gives written notice to the other that it wishes not to extend the Employment Period (the “Non-Renewal Notice”) in which event the Employment Period will expire one year from the date of the Non-Renewal Notice. The expiration of the Employment Period resulting from the delivery of a Non-Renewal Notice will not be deemed a termination of the Executive’s employment without Cause.
“Fiscal Period” shall mean either (i) a full calendar year or (ii) the period from January 1 through the Date of Termination or other applicable measurement date that is less than a calendar year.
“Good Reason” means the Executive’s termination of the Executive’s employment for any one or more of the following reasons without the Executive’s express written consent:
     (a) a significant diminution in the Executive’s position, authority, comparable duties or responsibilities, excluding for these purposes: (i) an isolated, insubstantial or inadvertent action not taken in bad faith that is remedied by the Company within thirty (30) days after receipt of written notice thereof given by the Executive as provided in Section 5.4 below, (ii) a change in the person to whom (but not the position to which) the Executive reports, or (iii) the Executive ceasing to be an executive officer subject to Section 16(b) of the Exchange Act;
     (b) a material failure by the Company to comply with any of the provisions of Section 4 of this Agreement other than an isolated, insubstantial or inadvertent failure not occurring in bad faith that is remedied by the Company within thirty (30) days after receipt of notice thereof given by the Executive as provided in Section 5.4 below;
     (c) the Company’s requiring the Executive to be based at any office or location more than 50 miles from the location where the Executive was employed on the Effective Date and in no event shall the Executive be required to travel outside such location more often than 150 days in any calendar year;

     (d) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or
     (e) any failure by the Company to comply with and satisfy Section 9.3 of this Agreement.
Notwithstanding the foregoing, placing the Executive on a paid leave for up to 90 days, pending the determination of whether there is a basis to terminate the Executive for Cause, shall not constitute a “Good Reason” event; provided, further, that, if the Executive is subsequently terminated for Cause, then the Executive shall repay any amounts paid by the Company to the Executive during such paid leave period. If the Executive does not deliver to the Company a Notice of Termination within 30 days after the Executive has knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason. Furthermore, for the termination for Good Reason to be effective, the Executive must resign within 60 days after the cure period ends if the Company’s conduct constituting Good Reason is subject to cure but has not been cured by the end of such period.
“Notice of Termination” shall mean a Notice of Termination for Cause under Section 5.2, Notice of Termination without Good Reason under Section 5.3, or a Notice of Termination for Good Reason under Section 5.4.
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association or joint venture.
2. Term of Employment
Subject to the terms and provisions set forth in this Agreement, the Company shall continue to employ the Executive, and the Executive agrees to remain in the employ of the Company, for the Employment Period, unless either party terminates the Executive’s employment pursuant to the terms of this Agreement.
3. Position and Duties
3.1 Positions and Duties. During the Employment Period, the Executive shall be employed and shall serve as a senior corporate officer with the title of Chief Operating Officer and with such duties and responsibilities as are customarily assigned to such officer.
3.2 Best Efforts. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all his/her attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive’s reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to (A) serve on up to two corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an Executive of the Company in accordance with this Agreement.
4. Compensation and Other Benefits
The Executive’s compensation during the Employment Period shall be determined by the Board upon recommendation of the committee of the Board having responsibility for approving the compensation of senior executives, subject to the provisions below:

4.1 Salary. During the Employment Period, the Executive shall receive an annual salary (“Salary”) of $750,000. The Salary shall be payable in accordance with the Company’s regular payroll practices for its senior executives, as in effect from time to time. During the Employment Period, the Executive’s Salary will be reviewed at least annually by the Compensation Committee of the Board (the “Committee”), and the Committee may, in its sole discretion, increase the Salary. Any increase in the Salary shall not limit or reduce any other obligation of the Company under this Agreement. The term “Salary” shall thereafter refer to the Salary as so increased.
4.2 Incentive, Retirement, and Savings Plans. During the Employment Period, the Executive shall participate in all incentive, pension, retirement, supplemental retirement, savings, stock option, restricted stock and other stock grant and equity compensation plans, as well as all other employee benefit plans and programs, which are made available from time to time by the Company for the benefit of similarly situated senior executives of the Company.
4.3 Welfare Benefit Plans. During the Employment Period, the Executive and his/her spouse and other eligible dependents shall participate in, and be covered by, all of the health and other welfare benefit plans, practices, policies and programs that are made available from time to time by the Company for the benefit of senior executives and/or other Executives of the Company (collectively the “Welfare Benefit Plans”).
4.4 Expense Reimbursement. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses, including reasonable business travel expenses, incurred by the Executive in performing the Executive’s duties and responsibilities under this Agreement in accordance with the policies, programs, procedures and practices of the Company as in effect at the time the expense was incurred, as the same may be changed from time to time.
4.5 Vacation and Fringe Benefits. During the Employment Period, the Executive shall be entitled to vacation days each Fiscal Period at such times which do not materially interfere with the performance of the Executive’s duties and responsibilities under this Agreement in accordance with the vacation policy of the Company. In addition, during the Employment Period, the Executive shall be eligible to benefit from such fringe benefits, in accordance with the policies, programs, procedures and practices of the Company, as may be in effect and provided from time to time to senior executives and/or other Executives of the Company (collectively the “Vacation and Fringe Benefits”).
5. Termination of Employment
5.1 Death or Disability. The Executive’s employment, and the Employment Period, shall terminate automatically upon the Executive’s death. The Company shall be entitled to terminate the Executive’s employment because of the Executive’s Disability during the Employment Period. A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (“Disability Effective Date”) at which time the Employment Period shall end, unless the Executive returns to full-time performance of the Executive’s duties before the Disability Effective Date.
5.2 Termination by the Company. The Company may terminate the Executive’s employment hereunder for Cause or without Cause at any time during the Employment Period at which time the Employment Period shall end. The Company shall give the Executive written notice of its intention to terminate the Executive’s employment and the effective date of Executive’s termination of employment, and for terminations for Cause the notice shall set forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provisions of this Agreement on which it relies (the “Notice of Termination for Cause”).
5.3 Termination by Executive. The Executive may terminate his/her employment hereunder without the Company’s approval at any time during the Employment Period without Good Reason upon not less than 60 nor more than 90 days advance written notice to the Company stating the date on which the Employment Period shall end (the “Notice of Termination without Good Reason”). A termination of the Executive’s employment by the Executive without Good Reason shall be effected by giving the Company written notice of the termination and setting forth the date of such termination. Notwithstanding the foregoing, the Company may elect to have any such termination become effective immediately or at such other date, not later than the date specified in the Notice of Termination without Good Reason, as the Company may determine; however, it will continue the Executive’s Salary, Welfare Benefit Plans, and Vacation and Fringe Benefits through the date specified by the Executive for his/her termination in the Notice of Termination without Good Reason unless the Company terminates the Executive’s employment pursuant to this Agreement prior to such date.
5.4 Termination by Executive for Good Reason. The Executive may terminate his/her employment hereunder for Good Reason by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. Except as otherwise set forth in this Agreement, the failure by the Executive to set forth in the Notice of Termination for Good Reason any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive’s rights hereunder.
6. Obligations of the Company upon Termination of Employment
6.1 Termination upon Death or Disability. If an Executive’s employment is terminated by death or the Company terminates the Executive’s employment for Disability the Company shall:
     (a) pay to the Executive (or in the event of termination of employment by reason of the Executive’s death, the Executive’s legal representative or the Executive’s estate if no representative has been appointed) in a lump sum in cash, within 30 days after the Date of Termination, any portion of the Executive’s Salary through the Date of Termination that has not been paid; and
     (b) make available to the Executive (or the Executive’s eligible dependents) any rights to continued health and welfare benefits provided by law (i.e., COBRA) or payable to the Executive under the terms of the Welfare Benefit Plans in effect immediately prior to the Executive’s death or Disability.
6.2 Termination by the Executive other than for Good Reason. If the Executive voluntarily terminates employment during the Employment Period, other than for Good Reason, the Company shall pay to the Executive any portion of the Executive’s Salary through the Date of Termination that has not been paid, plus any other amounts due the Executive under this Agreement within 30 days and the Executive shall have any rights to continued health and welfare benefits provided by law (i.e., COBRA) or payable to the Executive under the terms of the Welfare Benefit Plans in effect immediately prior to the Date of Termination.

6.3 Termination by the Company for Cause. If the Executive’s employment is terminated by the Company for Cause during the Employment Period, the Company shall pay to the Executive any portion of the Executive’s Salary through the Date of Termination that has not been paid, plus any other amounts due the Executive under this Agreement within 30 days and the Executive shall have any rights to continued health and welfare benefits provided by law (i.e., COBRA) or payable to the Executive under the terms of such plans and programs as in effect immediately prior to the Notice of Termination.
6.4 Termination by the Company other than for Cause or Due to Death or Disability or by the Executive for Good Reason. If the Executive’s employment is terminated (i) by the Company other than for Cause or due to death or Disability or (ii) by the Executive for Good Reason, in either case during the Employment Period, the Company shall:
     (a) pay to the Executive, ratably over the 12 month period (with payments being made at the beginning of each such month) after the Date of Termination, an amount equal to 1 times the Executive’s Salary subject to Section 10.2 below; and
     (b) pay to the Executive a monthly amount equal to the employer portion of the applicable COBRA premium for the level of coverage that the Executive has as of the Date of Termination under the Company’s group health plan as in effect from time to time, which shall be paid in advance on the first payroll date of each month, for 18 months, commencing with the month immediately following the Date of Termination; provided, that if the Company’s making payment under this Section 6.4(b) would violate the nondiscrimination rules applicable to non-grandfathered plans, or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 (the “PPACA”) and related regulations and guidance promulgated thereunder, the parties agree to reform this provision in such manner as is necessary to comply with the PPACA.
6.5 Return of Payments. Anything in this Agreement to the contrary notwithstanding, all payments and benefits to Executive under this Section 6 are conditional upon Executive’s compliance with Sections 8.1, 8.5, 8.6 and 8.7 (the “Restrictions”). Until such Restrictions are completely satisfied, the Executive shall be a constructive trustee of such payments and benefits and shall return them to the Company promptly if he/she violates any aspect of such Restrictions.
7. Effect of Termination
The provisions of this Section 7 shall apply in the event of termination of the Executive’s employment, pursuant to Section 5 or otherwise.
7.1 Payment in Full. Payment by the Company to Executive of any Salary and other specified amounts or benefits which are due the Executive (or, as the case may be, the Executive’s designated beneficiary, estate, surviving spouse or dependents) under the applicable termination provision of Sections 6.1, 6.2, 6.3 or 6.4 shall constitute the entire obligation of the Company to the Executive under this Agreement, except that nothing in this Section 7.1 is intended or shall be construed to affect the rights and obligations of the Company (or its Affiliates), on the one hand, and the Executive, on the other, with respect to any option plans, option agreements, restricted stock grants, awards or agreements, subscription agreements, stockholders agreements, employee benefit plans or other equity arrangements or agreements to the extent said rights or obligations survive termination of employment under the provisions of documents relating thereto. The Executive shall only be eligible to receive the benefits of Sections 6.1, 6.2, 6.3 or 6.4 of this Agreement and shall not be entitled to receive benefits under more than one such section.

7.2 Release. The Company’s obligation to provide payment and/or benefits set forth herein shall be conditioned upon the Executive’s (or the Executive’s executor or legal representative) execution of a Separation and Release Agreement substantially in the form attached hereto as Exhibit A.
7.3 Termination of Benefits. Except as set forth above and for any right of continuation of health coverage at the Executive’s cost to the extent provided by Sections 601 through 608 of ERISA, all of the Executive’s rights to any benefits under the Welfare Benefit Plans shall terminate pursuant to the terms of the applicable benefit plans based on the Date of Termination.
7.4 Return of Property. Within a reasonable time after the date of termination of employment, the Executive shall return to the Company all of the Company’s property of which he/she is in possession, including, without limitation, any material and documentation that constitutes Confidential Information, credit cards, computers, and keys.
8. Executive’s Commitment to the Company
8.1 Confidentiality. The Executive shall not, as of the Effective Date through the Employment Period or for two years after the Employment Period (and for an indefinite period for Confidential Information composed of trade secrets of the Company), disclose any Confidential Information to any Person for any reason or purpose whatsoever, other than in connection with the performance of the Executive’s duties under this Agreement. The term “Confidential Information” shall mean all confidential information of or relating to the Company and any of its Affiliates, including without limitation, financial information and data, business plans and information regarding prospects and opportunities, but does not include any information that is or becomes public knowledge by means other than the Executive’s breach or nonobservance of the Executive’s obligations described in this Section 8.1. Notwithstanding the foregoing, the Executive may disclose such Confidential Information as he/she may be legally required to do so on the advice of counsel in connection with any legal or regulatory proceeding; provided, however, that the Executive shall provide the Company with prior written notice of any such required or potentially required disclosure and shall cooperate with the Company and use their best efforts under such circumstances to obtain appropriate confidential treatment of any such Confidential Information that may be so required to be disclosed in connection with any such legal or regulatory proceeding.
8.2 Litigation. The Executive agrees to cooperate fully with the Company, or its assignee, and counsel for the Company, or its assignee, in any and all matters involving litigation, administrative proceedings, arbitration or governmental investigations. The Executive’s cooperation shall include being reasonably available for, without limitation, interviews, depositions, and trial testimony. To the extent that the Executive’s cooperation involves travel, the Company or its assignee will reimburse the Executive for reasonable travel expenses. To the extent that the Executive’s cooperation requires him/her to incur out-of-pocket expenses, including without limitation reasonable attorney’s fees, the Company or its assignee will reimburse such expenses, provided they are reasonable and supported by reasonable documentation. The Executive will make available, at the expense of the Company or its assignee, copies of all documents and files requested by the Company in connection with this duty of cooperation, excluding only those documents and files which are subject to any attorney-client privilege, work product doctrine, or other legal protection from disclosure that is held solely by the Executive in his/her individual capacity, as opposed to any privilege or legal protection from disclosure held by the Company.
8.3 Compliance with Securities Laws. The Executive agrees not to directly or indirectly buy or sell the Company stock or other securities as long as he/she possesses “material non-

public information” as that term is defined by interpretations of the Exchange Act and the rules and regulations thereunder. Without limiting the generality of the foregoing, the Executive further agrees to abide by the Company’s Insider Trading policy as in effect during the Employment Period until two business days after the public release of the financial results for the fiscal quarter ending after the Executive’s Date of Termination.
8.4 Position as Officer and Director. Upon the Executive’s termination of employment the Executive shall promptly resign from (i) office as an Officer/Director from the Company and all Affiliates or any other entity to which the Company appoints the Executive to serve as a director, (ii) any administrative roles in any agreements sponsored by the Company and its Affiliates, and (iii) all fiduciary positions (including as trustee) held by the Executive with respect to any pension plans or trusts established by any such entities in clause (i) above. Further, the Executive will execute all instruments and documents requested by the Company to effectuate this.
8.5 Non Compete. The Executive agrees not to directly or indirectly compete with the business of the Company and its successors and assigns during the Employment Period and for a period of one year following the Executive’s termination of employment. The term “not compete” as used herein shall mean that the Executive shall not own, manage, operate, consult or be an Executive in any business or legal entity that is in the commercial, hotel and/or residential real estate development business that competes with the Company or any of its Affiliates anywhere in Florida. Notwithstanding the foregoing the Executive may own up to 5% of any stock or security that is publicly traded on any national securities exchange or other market system. “Competes” shall be defined as engaging in commercial, hotel and/or residential real estate development projects where total annual development costs for all such projects in Florida meet or exceed $50,000,000. The Company and Executive acknowledge the reasonableness of this covenant not to compete and the reasonableness of the geographic area and duration of time which are a part of said covenant. This covenant not to compete is contemplated to protect the Company’s legitimate business interests.
8.6 Non-Solicitation. The Executive agrees for a period of one year from the Executive’s Termination Date that the Executive will not without the prior written approval of the Company directly or indirectly: (i) solicit for hire any employees of the Company or any Affiliate, or (ii) induce any employee of the Company or any Affiliate to terminate their relationship with the Company or Affiliate. The foregoing will not apply to individuals hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual) or as a result of the use of a general solicitation not specifically directed to Company or its Affiliate’s employees.
8.7 Non-Disparagement. The Executive agrees that the Executive will not make any negative or disparaging comments about the Company unless required by legal process to do so.
8.8 Injunctive Relief. The Executive acknowledges and agrees that the Company will have no adequate remedy at law, and would be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of this Section 8. The Executive agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 8, and to specific performance of each of the terms of this Section 8 in addition to any other legal or equitable remedies that the Company may have, including those set forth in Section 6.5. The Executive further agrees that he/she shall not, in any equity proceeding relating to the enforcement of the terms of this Section 8, raise the defense that the Company has an adequate remedy at law.

8.9 Special Severability. The terms and provisions of this Section 8 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, and neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected.
9. Successors
9.1 The Executive. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive, other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, beneficiaries and/or legal representatives.
9.2 The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
9.3 Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and the Executive will consent to such successor’s assumption. As used in this Agreement, “Company” shall mean the Company as previously defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
10.	Section 280G and Section 409A.
10.1 280G Valley Cut Back.
     (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (i) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (ii) the reduction of the amounts payable to Executive under this Agreement to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide the Executive with a greater after tax amount than if such amounts were not reduced, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the Safe Harbor Cap. If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Cap and none of the Payments constitutes a “deferral of compensation” within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”), then the reduction shall occur in the manner the Executive elects in writing prior to the date of payment. If any Payment constitutes Nonqualified Deferred Compensation or if the Executive fails to elect an order, then the Payments to be reduced will be determined by the Company in a manner which has the least economic cost to the Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to the Executive, until the reduction is achieved and in a manner so as to avoid the imposition of additional taxes under Section 409A. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a greater after tax result to Executive, no amounts payable under this Agreement shall be reduced pursuant to this provision.

     (b) All determinations required to be made under this Section 10.1 shall be made by the public accounting firm retained by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish a written opinion to such effect. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish a written opinion to such effect. The determination by the Accounting Firm shall be binding upon the Company and the Executive (except as provided in paragraph (c) below).
     (c) If it is established pursuant to a final determination of a court or the Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Executive by the Company, which are in excess of the limitations provided in this Section 10.1 (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be a loan to the Executive made on the date the Executive received the Excess Payment and the Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of the Executive’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section 10.1. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to the Executive within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive until the date of payment. The Executive shall cooperate, to the extent his or her expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment.
10.2 Code Section 409A.
     (a) This Agreement and the amounts payable hereunder are intended to qualify for an exemption from, or alternatively to comply with the requirements of, Section 409A of the Code, and shall be interpreted in accordance with such intent. Notwithstanding the foregoing, to the extent any amount payable hereunder is subject to taxes, penalties or interest under Section 409A of the Code, the Executive shall be solely liable for the payment of any such taxes, penalties or interest.
     (b) The payment of each amount payable under the Agreement shall be deemed a separate “payment” for purposes of Section 409A of the Code.
     (c) With respect to any amount payable hereunder that is subject to Section 409A of the Code, the following provisions shall apply:
          (i) For any such amount that is payable on the Executive’s termination of employment, references to the Executive’s termination of employment, Date of Termination and other similar terms shall mean the Executive’s “separation from service” (or the date thereof) as defined in Section 1.409A-1(h) of the U.S. Treasury Regulations, as amended, applying the default terms thereof;
          (ii) For any such amount that is payable on account of the Executive’s termination of employment occurring at a time when the Executive is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code), if the payment of such amount would otherwise occur within the first six months following the Executive’s Date of Termination, then the payment of such amount shall be delayed without interest until, and paid in a lump sum together with all other such delayed amounts on, the earlier of (x) the date which is six months and one day following the Executive’s Date of Termination and (y) the date of the Executive’s death. The determination of whether the Executive is a “specified employee” within the meaning of Section 409A of the Code as of his Date of Termination shall be determined by the Company under procedures adopted by the Company; and
          (iii) For any such amount that is a reimbursement of expenses incurred or an in-kind benefit (within the meaning of Section 409A of the Code), the reimbursement or the in-kind benefit shall be made or provided in accordance with the requirements of Section 409A of the Code.
11. Full Settlement; Mitigation
The Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others other than a claim, right or action for fraud after the individual is judicially determined to have committed such action. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.
12. Indemnification
The Company shall pay or indemnify the Executive to the full extent permitted by law and the by-laws of the Company for all expenses, costs, liabilities and legal fees which the Executive may incur in the discharge of the Executive’s duties hereunder.
13. Miscellaneous
13.1 Applicable Law. This Agreement shall, to the extent not superseded by federal law, be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflict of laws.
13.2 Amendments/Waiver. This Agreement may not be amended, waived, or modified otherwise than by a written agreement executed by the parties to this Agreement or their respective successors and legal representatives. No waiver by any party to this Agreement of any breach of any term, provision or condition of this Agreement by the other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, or any prior or subsequent time.
13.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when received by hand-delivery to the other party, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed, addressed as follows:

If to the Executive:
Park Brady
105 Enclave Lane
Saint Simons Island, GA 31522
If to the Company:
The Compensation Committee of the Board of Directors of The St. Joe Company
c/o The St. Joe Company
245 Riverside Avenue Suite 500
Jacksonville, FL 32202
or to such other addresses as either party furnishes to the other in writing in accordance with this Section 13.3. Notices and communications shall be effective when actually received by the addressee.
13.4 Withholding. The Company may withhold from any amounts payable under this Agreement such taxes as shall be required to be withheld pursuant to any applicable law or regulation.
13.5 Strict Compliance. The Executive’s or Company’s failure to insist upon strict compliance with any provisions of, or to assert, any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.
13.6 Enforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
13.7 Captions; Counterparts. The captions of this Agreement are for convenience of reference only, are not part of the terms of this Agreement and shall have no force or effect in the application or interpretation thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and said counterparts shall constitute but one and the same instrument.
13.8 Entire Agreement. This Agreement contains the entire agreement between the parties to this Agreement concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto. Specifically this Agreement replaces and supersedes in its entirety any prior employment and/or severance agreement between the Company and the Executive.
13.9 Survivorship. The obligations of the Company and the Executive under Sections 6, 7, 8, 9, 10, 11, 12 and 13 shall survive the expiration or termination for any reason of this Agreement.

13.10 Assignment. The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to the attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void.
13.11 Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company or any of its Affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its Affiliates. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its Affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.
13.12 Arbitration. The Executive and the Company both agree to submit any disputes under this Agreement to binding arbitration with a mutually agreeable arbitrator and to make their best efforts to settle any disputes within 90 days. In the event this does not occur and the Executive has cooperated in the arbitration process the Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to Section 10 of this Agreement), plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.
13.13 Determination of Actual Payment Date. Whenever the Agreement provides for a payment to the Executive hereunder within a specified number of days (such as “within 30 days”) the actual date of payment within such period shall be determined by the Company in its sole discretion.

IN WITNESS WHEREOF, the Executive has hereunto set their hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name and on its behalf by a duly authorized officer, as of the date set forth above.

THE ST. JOE COMPANY			EXECUTIVE

By:	/s/ Bruce R. Berkowitz		/s/ Park Brady

	Name:	Bruce R. Berkowitz	Name:	Park Brady
	Title:	Chairman of the Board

GENERAL RELEASE
1. General Release.
In consideration of the payments and benefits to be made under the Employment Agreement (the “Agreement”) dated as of March 7, 2011 between The St. Joe Company (the “Company”) and (the “Executive”), with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any of the Company Released Parties in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), any and all claims based on the Executive Retirement Income Security Act of 1974 (“ERISA”), any and all claims arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), the Florida Law Against Discrimination and any and all claims under any whistleblower laws or whistleblower provisions of other laws excepting only:
(a) rights of the Executive under this General Release and the Agreement;
(b) rights of the Executive relating to equity awards held by the Executive as of his or her Date of Termination (as defined in the Agreement);
(c) the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;
(d) rights to indemnification the Executive may have
(i) under applicable corporate law,
(ii) under the by-laws or certificate of incorporation of any Company Released Party, or
(iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;
(e) claims (i) for benefits under any health, disability, retirement, deferred compensation, life insurance or other similar employee benefit plan or arrangement of the Company Affiliated Group and (ii) for earned but unused vacation pay through the Date of Termination in accordance with applicable Company policy; and
(f) claims for the reimbursement of unreimbursed business expenses incurred prior to the Date of Termination pursuant to applicable Company policy.
2. No Admissions. The Executive acknowledges and agrees that this General Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.
3. Application to all Forms of Relief. This General Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.
4. Specific Waiver. The Executive specifically acknowledges that his or her acceptance of the terms of this General Release is, among other things, a specific waiver of his or her rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.
5. No Complaints or Other Claims. The Executive acknowledges and agrees that he or she has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.
6. Conditions of General Release.
(a) Terms and Conditions. From and after the Date of Termination, the Executive shall abide by all the terms and conditions of this General Release and the terms and conditions set forth in the Agreement which is incorporated herein by reference and the restrictive covenants set forth in Section 8 of the Agreement which are incorporated by reference.
(b) Cooperation. Following the Termination Date, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board and be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company Affiliated Group.
(c) No Representation. The Executive acknowledges that, other than as set forth in this General Release and the Agreement, (i) no promises have been made to him or her and (ii) in signing this General Release the Executive is not relying upon any statement or representation made by or on behalf of any Company Released Party and each or any of them concerning the merits of any claims or the nature, amount, extent or duration of any damages relating to any claims or the amount of any money, benefits, or compensation due the Executive or claimed by the Executive, or concerning the General Release or concerning any other thing or matter.
(d) Injunctive Relief. In the event of a breach or threatened breach by the Executive of this Section 6, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate or insufficient.

7. Voluntariness. The Executive agrees that he or she is relying solely upon his or her own judgment; that the Executive is over years of age and is legally competent to sign this General Release; that the Executive is signing this General Release of his or her own free will; that the Executive has read and understood the General Release before signing it; and that the Executive is signing this General Release in exchange for consideration that he or she believes is satisfactory and adequate.
8. Legal Counsel. The Executive acknowledges that he or she has been informed of the right to consult with legal counsel and has been encouraged to do so.
9. Complete Agreement/Severability. This General Release together with the Agreement constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this General Release. All provisions and portions of this General Release are severable. If any provision or portion of this General Release or the application of any provision or portion of the General Release shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this General Release shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.
10. Acceptance. The Executive acknowledges that he or she has been given a period of 21 days within which to consider this General Release, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply. The Executive may accept this General Release at any time within this period of time by signing the General Release and returning it to the Company.
11. Revocability. This General Release shall not become effective or enforceable until seven calendar days after the Executive signs it. The Executive may revoke his or her acceptance of this General Release at any time within that seven calendar day period by sending written notice to the Company. Such notice must be received by the Company within the seven calendar day period in order to be effective and, if so received, would void this General Release for all purposes.
12. Governing Law. Except for issues or matters as to which federal law is applicable, this General Release shall be governed by and construed and enforced in accordance with the laws of the State of Florida without giving effect to the conflicts of law principles thereof.
Please indicate your acceptance of this General Release by signing and dating this release and returning it to the Company. A duplicate of this release is enclosed for your records.

The St. Joe Company
By:	/s/ Bruce R. Berkowitz
	Name:	Bruce R. Berkowitz
	Title:	Chairman of the Board

ACCEPTED AND AGREED:
/s/ Park Brady
Name:	Park Brady